[INDEPENDENT BANK LETTERHEAD]


                            NOTICE OF ANNUAL MEETING
                           To Be Held on April 9, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Independent Bank Corp. (the "Company") will be held at the Plimoth Plantation, 137 Warren Avenue, Plymouth, Massachusetts 02360 on Thursday, April 9, 1998 at 3:30 p.m., for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

     (1) To elect four directors to serve as Class II Directors, each for a term of three years and until their successors are elected and qualified;

     (2) To consider and act upon any matters incidental to the foregoing purposes or any of them, and any other business which may properly come before the Annual Meeting or any and all adjournments.

     Stockholders of record of the Company at the close of business on February 27, 1998 are entitled to receive notice of and to vote at the Annual Meeting and at any adjournment(s) thereof.

By order of the Board of Directors



Linda M. Campion
Clerk


Rockland, Massachusetts
March 9, 1998




YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                             INDEPENDENT BANK CORP.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished to the holders of the common stock, $.01 par value per share ("Common Stock") of Independent Bank Corp. (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Plimoth Plantation, 137 Warren Avenue, Plymouth, Massachusetts 02360 on Thursday, April 9, 1998 at 3:30 p.m., and at any adjournment or adjournments thereof for the purposes set forth in the Notice of Annual Meeting. This Proxy Statement is expected to be mailed to stockholders on or about March 9, 1998.

     Each proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted (1) FOR the election of the four nominees named herein as Class II Directors, and (2) upon such other matters as may properly come before the Annual Meeting, in accordance with the best judgment of the persons appointed as proxies.

     Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Clerk of the Company written notice thereof at the Company's principal executive offices located at 288 Union Street, Rockland, Massachusetts 02370, (ii) submitting a duly executed proxy bearing a later date which is received by the Clerk at least one business day prior to the Annual Meeting, or (iii) appearing at the Annual Meeting and giving the Clerk notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment or adjournments thereof and will not be used for any other meeting.


                                VOTING PROCEDURE

     Only stockholders of record at the close of business on February 27, 1998 ("Voting Record Date") will be entitled to vote at the Annual Meeting and any adjournment or adjournments thereof. On the Voting Record Date, there were 14,844,196 shares of Common Stock of the Company issued and outstanding and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the Annual Meeting. The By-laws of the Company require that the holders of a majority in interest of all shares of Common Stock then outstanding and entitled to vote be present in person or be represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. A plurality of votes cast by the holders of Common Stock is required for election of directors. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting. Abstentions are counted as a negative vote in the tabulations of the votes on proposals presented to stockholders, whereas broker non-votes are disregarded for purposes of determining whether a proposal has been approved. With regard to the election of directors, votes for which authority to vote is withheld will not be counted in the vote and will have no effect.


                              ELECTION OF DIRECTORS
                                 (Notice Item 1)

     The Articles of Organization provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible, and that the members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is to be elected annually.

     The current terms of office of the Class I and Class III Directors do not expire this year, and each director in these classes continues in office. Such directors' current terms expire in 2000 and 1999, respectively. Each director will continue in office until his term expires and until his successor is elected and qualified or until his earlier death, removal or resignation. Unless authority to do so has been withheld or limited in the proxy, it is the intention of the persons named as proxies to vote the shares to which the proxy relates for the election to the Board of Directors as Class II Directors the four nominees listed below.

     Management knows of no reason why any nominee should not be available for election to the Board of Directors at the time of the Annual Meeting. However, should any of the nominees not be available, it is the intention of the persons named as proxies to act in respect to the filling of that office by voting the shares to which the proxy relates, unless authority to do so has been withheld or limited in the proxy, for the election of such other person or persons as may be designated by the Board of Directors or, in the absence of such designation, in such other manner as they may, in their discretion, determine. In no event will the proxy be voted for any number of directors greater than four.

     The Company's By-laws govern nominations for election to the Board of Directors and require all nominations for election to the Board of Directors other than those made by the Board of Directors to be made by a stockholder of record who has complied with the notice provisions contained therein. Written notice of a stockholder's nomination must be communicated to the attention of the Clerk of the Company and either delivered to, or mailed and received at, the principal executive offices of the Company not less than 75 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company. Such notice shall include specified matters set forth in the By-laws.


Information About Nominees For Directors and Continuing Directors

     The name of each nominee for election as a Class II Director and each current director who will continue to serve as a director until the annual meetings of stockholders to be held in 1999 and 2000, his age, and his principal occupation, are set forth below. The number of full shares of Common Stock beneficially owned by each nominee and each continuing director at the close of business on January 31, 1998 is set forth below in the table under "Beneficial Ownership." No director of the Company is related to any other director or to any executive officer of the Company by blood, marriage or adoption, except Messrs. John F. Spence, Jr., Robert J. Spence and William J. Spence, who are brothers, and there are no arrangements or understandings between a director and any other person pursuant to which such person was elected a director. Rockland Trust Company, the Company's wholly-owned banking subsidiary, is hereinafter referred to as "Rockland" or the "Bank." Middleborough Trust Company, which was a wholly-owned banking subsidiary of the Company until its merger with and into Rockland in 1992, is hereinafter referred to as "Middleborough."


The Nominees--Class II (Term Expires in 1998)

     W. Paul Clark. Age 62. Mr. Clark is the President and General Manager of Paul Clark, Inc. (Ford and Volkswagen dealership, Brockton, Massachusetts). Mr. Clark has served as a director of Rockland since 1970 and of the Company since 1986.

     Robert L. Cushing. Age 79. Mr. Cushing is President of the Hanna B. G. Shaw Home for the Aged, Inc. (a non-profit assisted living facility, Middleborough, Massachusetts). Mr. Cushing was a director of Middleborough from 1957 until 1990 at which time he became an honorary director of Middleborough. Mr. Cushing became a director of the Company in 1986 and an honorary director of Rockland in 1992.

     Benjamin A. Gilmore II. Age 50. Mr. Gilmore is President of Gilmore Cranberry Co. (cranberry grower, South Carver, Massachusetts) and Vice Chairman of the Board of Directors of Ocean Spray Cranberries, Inc. (cranberry products, Lakeville, Massachusetts). Mr. Gilmore became a director of Middleborough in 1989 and a director of the Company and Rockland in 1992.

     William J. Spence. Age 67. Mr. Spence is President of Mass. Bay Lines, Inc. (excursion boat rentals, Boston, Massachusetts) and President of New Boston Concessions, Inc. (food and beverage concessionaire, Boston, Massachusetts). Mr. Spence became a director of Rockland in 1966 and a director of the Company in 1986.


               The Board of Directors Recommends That You Vote For
                   The Election of All Nominees For Directors.
                Proxies Solicited by the Board of Directors Will
           Be So Voted in the Absence of a Direction to the Contrary.


Directors Continuing in Office

     Class I (Term Expires in 2000)

     Richard S. Anderson. Age 55. Mr. Anderson is an owner and principal executive of Anderson-Cushing Insurance Agency, Inc. (insurance broker, Middleborough, Massachusetts). Mr. Anderson became a director of the Company and Rockland in 1992 and served as a director of Middleborough from 1980 until its merger with Rockland.

     Lawrence M. Levinson. Age 79. Mr. Levinson is a partner in the law firm of Burns & Levinson LLP, Boston, Massachusetts and has been a practicing attorney in Boston since 1948. Mr. Levinson was a director of Rockland from 1960 until 1990, at which time he became an honorary director of Rockland. Mr. Levinson has served as a director of the Company since 1986. Mr. Levinson is also a director of Arrow Automotive Industries, Inc. and Sonesta International Hotels Corporation.

     Richard H. Sgarzi. Age 55. Mr. Sgarzi is the President and Treasurer of Black Cat Cranberry Corp. (cranberry grower, Plymouth, Massachusetts). Mr. Sgarzi has served as a director of Rockland since 1980 and of the Company since 1994.

     John F. Spence, Jr. Age 71. Mr. Spence is Chairman of the Board of Directors and Chief Executive Officer of the Company and Chairman of Rockland. He served as President of the Company from January to December 1991. Mr. Spence has been a director of Rockland since 1951 and served in various executive positions with Rockland beginning in 1965, including Chief Executive Officer, a position he held from 1976 until 1991. He became Chairman of the Board of Rockland in 1972 and Chairman of the Board of Directors and Chief Executive Officer of the Company in 1986.

     Thomas J. Teuten. Age 57. Mr. Teuten is President of each of A.W. Perry, Inc. and A.W. Perry Security Corporation (real estate investment, Boston, Massachusetts). Mr. Teuten has served as a director of Rockland since 1975 and of the Company since 1986.


     Class III (Term Expires in 1999)

     Donald K. Atkins. Age 69. Mr. Atkins served as President and Chief Executive Officer of Winthrop-Atkins Co., Inc. (manufacturer of calendars, Middleborough, Massachusetts) until his retirement in 1987. Mr. Atkins is also Treasurer of the Hanna B. G. Shaw Home for the Aged, Inc. (a non-profit assisted living facility, Middleborough, Massachusetts). Mr. Atkins, a director of the Company since 1986, became a director of Rockland in 1992 and served as a director of Middleborough from 1963 until its merger with Rockland.

     Douglas H. Philipsen. Age 59. Mr. Philipsen is President of the Company and President and Chief Executive Officer of Rockland. Mr. Philipsen joined Rockland in December 1991 as President, Chief Executive Officer and a director. At that time he also became President and a director of the Company. From October 1987 through November 1990, Mr. Philipsen served as President and Chief Executive Officer of Bank of New England-Worcester, Worcester, Massachusetts, and its predecessor financial institutions, Guaranty Bank & Trust and Consumers Savings Bank.

     Robert J. Spence. Age 69. Mr. Spence is President of Albert Culver Co. (retail fuel company, Rockland, Massachusetts). Mr. Spence has served as a director of Rockland since 1961 and of the Company since 1986.

     Brian S. Tedeschi. Age 47. Mr. Tedeschi is President of Tedeschi Realty Corp. (real estate development, Rockland, Massachusetts). Mr. Tedeschi has served as a director of Rockland since 1980 and of the Company since 1991.

                              BENEFICIAL OWNERSHIP

     The following table sets forth the beneficial ownership of the Company's Common Stock as of January 31, 1998, with respect to (i) each director of the Company, (ii) each of the named executive officers in the Summary Compensation Table set forth under "Executive Compensation," and (iii) all directors and executive officers of the Company as a group.



                                                                       Amount and Nature
     Name of                                                             of Beneficial               Percent of
     Beneficial Owner                                                     Ownership                  Class (1)
---------------------------------------------------------------------------------------------------------------
     John Hancock Mutual Life Insurance Company
         P.O. Box 111, Boston, MA 02117                                     974,000                    6.6%

     Richard S. Anderson                                                     13,378 (2)

     Donald K. Atkins                                                        56,267 (3)(4)

     W. Paul Clark                                                          172,180 (5)                1.1%

     Robert L. Cushing                                                       72,600 (4)(6)

     * Richard F. Driscoll, Executive Vice President, Retail
           and Operations Division of Rockland                               66,811 (7)

     Benjamin A. Gilmore, II                                                 18,808 (8)

     * Ferdinand T. Kelley, Executive Vice President,
           Commercial Lending Division of Rockland                           57,365 (9)

     Lawrence M. Levinson                                                   385,239 (10)               2.5%

     * Douglas H. Philipsen, President                                      187,042 (11)               1.2%

     * Richard J. Seaman, Chief Financial Officer and
           Treasurer                                                         46,740 (12)

     Richard H. Sgarzi                                                      138,736 (13)

     * John F. Spence, Jr., Chairman and Chief Executive
           Officer                                                          172,929 (14)(15)           1.1%

     Robert J. Spence                                                       312,437 (14)(16)           2.1%

     William J. Spence                                                      266,835 (14)(17)           1.8%

     Brian S. Tedeschi                                                      125,190 (18)

     Thomas J. Teuten                                                       332,139 (19)               2.2%

     Directors and executive officers of the Company as a
        group (18 individuals)                                            2,305,534 (20)              15.2%


* Executive Officer of the Bank

(1) Percentages are not reflected for individuals whose holdings represent less than 1%. The information contained herein is based on information provided by the respective individuals and filings pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). Shares are deemed to be beneficially owned by a person if he directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, all shares are beneficially owned by the respective individuals. Shares of Common Stock which are subject to stock options exercisable within 60 days of January 31, 1998 are deemed to be outstanding for the purpose of computing the amount and percentage of outstanding Common Stock owned by such person. See "Executive Compensation."

(2) Includes 6,000 shares which Mr. Anderson has a right to acquire within 60 days of January 31, 1998 through the exercise of stock options granted pursuant to the Company's 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Option Plan").

(3) Includes 10,000 shares owned by Mr. Atkins' wife individually over which Mr. Atkins may be deemed to have shared voting and investment power. Includes 1,000 shares which Mr. Atkins has a right to acquire within 60 days of January 31, 1998 through the exercise of stock options granted pursuant to the Directors' Option Plan.

(4) Includes 20,000 shares owned by a non-profit organization of which Messrs. Atkins and Cushing are officers and directors. In each instance, voting and dispositive power are shared with respect to such shares.

(5) Includes 44,752 shares owned by Paul Clark, Inc. and 6,306 shares owned by Paul Clark Investment Co., as to which Mr. Clark has sole voting and investment power, and 12,106 shares owned by Mr. Clark's wife, as to which shares Mr. Clark has shared voting and investment power. Includes 6,000 shares which Mr. Clark has a right to acquire within 60 days of January 31, 1998 through the exercise of stock options granted pursuant to the Directors' Option Plan.

(6) Includes 3,200 shares owned by Mr. Cushing and his wife, jointly, and 7,200 shares owned by his wife, individually. Mr. Cushing shares voting and investment power with respect to such shares. Includes 6,000 shares which Mr. Cushing has a right to acquire within 60 days of January 31, 1998 through the exercise of stock options granted pursuant to the Directors' Option Plan.

(7) Includes 10,000 shares owned by Mr. Driscoll and his wife, jointly, and 2,196 shares owned by his wife, individually. Mr. Driscoll shares voting and investment power with respect to such shares. Includes 37,284 shares which Mr. Driscoll has a right to acquire within 60 days of January 31, 1998 through the exercise of stock options granted pursuant to the Company's 1987 Incentive Stock Option Plan (the "1987 Plan") and 1997 Employee Stock Option Plan (the "1997 Plan"). See "Executive Compensation."

(8) Includes 312 shares owned by Mr. Gilmore and his wife, jointly, and 2,107 shares owned by his wife, individually. Mr. Gilmore shares voting and investment power with respect to such shares. Includes 6,000 shares which Mr. Gilmore has a right to acquire within 60 days of January 31, 1998 through the exercise of stock options granted pursuant to the Directors' Option Plan.

(9) Includes 49,684 shares which Mr. Kelley has a right to acquire within 60 days of January 31, 1998 through the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan. See "Executive Compensation."

(10) Includes 183,668 shares held in a charitable trust, as to which Mr. Levinson is sole trustee and, as such, has sole voting and investment power with respect to such shares. Includes 2,412 shares owned by Mr. Levinson's wife, individually, and 4,008 shares owned by Mr. Levinson's children. Mr. Levinson shares voting and investment power with respect to the shares owned by his children but not with respect to the shares owned by his wife. Includes 6,000 shares which Mr. Levinson has a right to acquire within 60 days of January 31, 1998 through the exercise of stock options granted pursuant to the Directors' Option Plan.

(11) Includes 9,062 shares owned by Mr. Philipsen's wife, as to which Mr. Philipsen may be deemed to have shared voting and investment power, and 65,733 shares which Mr. Philipsen has a right to acquire within 60 days of January 31, 1998 through the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan. See "Executive Compensation."

(12) Includes 110 shares owned by Mr. Seaman and his wife, jointly. Mr. Seaman shares voting and investment power with respect to such shares, and 37,809 shares which Mr. Seaman has a right to acquire within 60 days of January 31, 1998 through the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan. See "Executive Compensation."

(13) Includes 32,000 shares held by Standish Realty Trust of which Mr. Sgarzi is a Trustee. Includes 6,000 shares which Mr. Sgarzi has a right to acquire within 60 days of January 31, 1998 through the exercise of stock options granted pursuant to the Directors' Option Plan.

(14) Includes 61,827 shares held by a trust, of which Messrs. John F. Spence, Jr., Robert J. Spence and William J. Spence are the trustees and, as such, share voting and investment power with respect to such shares.

(15) Includes 25,000 shares owned by the wife of John F. Spence, Jr., as to which Mr. John F. Spence, Jr. may be deemed to have shared investment and voting power. Mr. Spence disclaims beneficial ownership of such shares. Also includes 21,850 shares which Mr. Spence has a right to acquire within 60 days of January 31, 1998 through the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan. See "Executive Compensation."

(16) Includes 47,104 shares owned by Robert J. Spence's wife and 22,408 shares owned by a trust for the benefit of his daughter of which he is trustee. Mr. Robert J. Spence disclaims beneficial ownership with respect to all of such shares. Includes 6,000 shares which Mr. Spence has a right to acquire within 60 days of January 31, 1998 through the exercise of stock options granted pursuant to the Directors' Option Plan.

(17) Includes 51,090 shares owned by Mr. William J. Spence's wife. Mr. William
     J. Spence may be deemed to have shared investment and voting power with respect to such shares. Mr. Spence disclaims beneficial ownership of such shares. Includes 6,000 shares which Mr. Spence has a right to acquire within 60 days of January 31, 1998 through the exercise of stock options granted pursuant to the Directors' Option Plan.

(18) Includes 1,200 shares owned by Mr. Tedeschi's wife individually, 15,146 shares owned by Mr. Tedeschi's daughter, and 15,146 shares owned by Mr. Tedeschi's son. Mr. Tedeschi may be deemed to have shared voting and investment power with respect to such shares. Includes 6,000 shares which Mr. Tedeschi has a right to acquire within 60 days of January 31, 1998 through the exercise of stock options granted pursuant to the Directors' Option Plan.

(19) Includes 7,717 shares owned by Mr. Teuten's wife individually, 1,500 shares held in a trust of which Mr. Teuten is a co-trustee and his wife is a beneficiary, 12,992 shares held in a trust over which Mr. Teuten has investment power and his wife is a remainderman, and 300,613 shares owned of record by A.W. Perry Security Corporation, of which Mr. Teuten is President and a director. Mr. Teuten shares investment and voting power with respect to such shares. Includes 6,000 shares which Mr. Teuten has a right to acquire within 60 days of January 31, 1998 through the exercise of stock options granted pursuant to the Directors' Option Plan.

(20) This total has been adjusted to eliminate any double counting of shares beneficially owned by more than one member of the group.


1997 Meetings and Standard Fee Arrangements of the Board of Directors and Committees

     During 1997, the Board of Directors of the Company had 13 meetings. The Company has standing Executive, Audit, and Stock Option Plan Committees of the Board of Directors. The Bank has a standing Compensation Committee, which together with the Company's Stock Option Plan Committee determines compensation for the officers and employees of the Bank. See "Executive Compensation." The Compensation Committee held nineteen meetings in 1997. Its membership included permanent members plus the three-member rotating component. In 1997 the permanent members were Messrs. Clark, Sgarzi, R. Spence, and Teuten. The rotating component consisted of Messrs. W. Spence, Sullivan, Donovan, Atkins, Gilmore, Tedeschi, Spurr, Anderson, Hall, Jones and Ms. Bailey. No fees were paid to any member of the Compensation Committee for attendance at committee meetings.

     No fees were paid to any director who was an employee of the Company or of Rockland for attendance at meetings of the Board of Directors of the Company in 1997. A payment of a $500 fee per meeting for attendance at meetings of the Board of Directors of Rockland to directors who were not employees of the Company or Rockland was made throughout 1997. Each director who was not an employee of the Company or Rockland and who was a member of the Company's Audit Committee or Rockland's Executive or Audit Committees, received $500 for each committee meeting attended. The Chairman of Rockland's Executive Committee received $675 for each such meeting attended.

     Those directors who served as permanent members of the Executive Committee of Rockland received an annual retainer of $5,000, except that Executive Committee Chairman Clark received an annual retainer of $8,500. Those directors who served as rotating members of the Executive Committee of Rockland received an annual retainer of $4,000.

     The Audit Committee of the Board of Directors, none of whose members is an employee of the Company or Rockland, recommends to the Board of Directors the appointment of a firm of independent certified public accountants to audit the financial statements of the Company. It meets with the independent certified public accountants in connection with the annual and any interim or special audits of the financial statements of the Company made by the independent certified public accountants to discuss the scope of the audit to be conducted and other matters relevant to the audit. The Committee reviews all reports by bank regulatory authorities of their examinations of the Company and Rockland. The Audit Committee periodically reports to the full Board of Directors concerning the activities of the Audit Committee during the year. The Audit Committee held four meetings in 1997. During 1997, its membership consisted of Messrs. Clark (Chairman), Cushing and Levinson. Members of the Audit Committee are elected each year following the annual meeting of stockholders of the Company.

     The Stock Option Plan Committee, subject to the provisions of the Company's 1987 Plan and 1997 Plan (the "Plans"), has plenary authority in its discretion to determine the employees of the Company and Rockland to whom options shall be granted, the number of options to be granted to each employee, and the time or times at which options should be granted, to interpret the Plans and to prescribe, amend and rescind rules and regulations relating to the Plans. The 1987 Plan expired in 1997 and no additional stock options may be granted under said plan. The Stock Option Plan Committee held five meetings in 1997. During 1997, its membership consisted of Messrs. Clark, Robert J. Spence and Teuten. Members of the Stock Option Plan Committee are elected each year following the annual meeting of stockholders of the Company.

     Under the Directors' Option Plan, each person who was a non-employee director of the Company or of Rockland on April 16, 1996 automatically received a non-qualified stock option to purchase 5,000 shares of Common Stock at the then fair market value of the Common Stock. Each person who thereafter becomes a non-employee director of the Company or of Rockland shall receive, on the first anniversary of his or her election to such Directors, a non-qualified stock option to purchase 5,000 shares of Common Stock at the then fair market value. Thereafter, each such non-employee director shall receive a non-statutory stock option to purchase 1,000 shares of Common Stock upon the later of (a) the expiration of one year following his or her election to the Board, or (b) the third business day following the day of the annual meeting of stockholders, at the then fair market value.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors to file reports on Forms 3, 4, and 5 to indicate ownership and changes in ownership of Common Stock with the Securities and Exchange Commission and to furnish the Company with copies of such reports.

     Based solely upon a review of the copies of such forms and amendments thereto and upon written representations that no Forms 5 were required to be filed, the Company believes that during the year ending December 31, 1997, all
Section 16(a) filing requirements applicable to the Company's executive officers and directors were complied with, except that Mr. Anderson, a director of the Company, failed to file a timely Form 4 with respect to two transactions that occurred in January and July 1997, and Mr. Robert J. Spence, a director of the Company, failed to file a timely Form 4 with respect to three transactions that occurred in January and May 1997.

Executive Officers of the Company and Rockland

     The names, positions, ages, and backgrounds of the executive officers of the Company and Rockland are set forth below. The term of office of each executive officer extends until the first meeting of the Board of Directors of the Company and Rockland following the annual meeting of the Company's stockholders and until his or her successor is chosen and qualified or until his or her earlier resignation, death, removal or disqualification. No executive officer is related to any other executive officer or director by blood, marriage or adoption, and, other than with respect to the employment agreements with Messrs. Philipsen, Seaman, Driscoll, Kelley, and Fuerschbach and Ms. Charbonnet described under "Executive Compensation," there are no arrangements or understandings between any executive officer and any other person pursuant to which such person was elected as an executive officer.



                                                     Position with
      Name                                      the Company and Rockland                              Age
-----------------------     -----------------------------------------------------------------         ---
John F. Spence, Jr.         Chairman of the Board of Directors and Chief Executive Officer of
                            the Company; Chairman of the Board of Directors of Rockland               71

Douglas H. Philipsen        President of the Company; President and Chief Executive Officer of
                            Rockland                                                                  59

Richard J. Seaman           Chief Financial Officer and Treasurer of the Company and
                            Rockland                                                                  39

Richard F. Driscoll         Executive Vice President, Retail and Operations Division of
                            Rockland                                                                  54

Ferdinand T. Kelley         Executive Vice President, Commercial Lending Division of
                            Rockland                                                                  53

Debra A. Charbonnet         Executive Vice President, Trust and Financial Services Division of
                            Rockland                                                                  48

Raymond G. Fuerschbach      Senior Vice President and Human Resource Officer of Rockland              47


     Information concerning the business experience of Messrs. Spence and Philipsen, directors of the Company and Rockland, is provided under the section entitled "Election of Directors."

     Richard J. Seaman. Mr. Seaman has been the Chief Financial Officer and Treasurer of the Company and Rockland since July 1992. From December 1990 to July 1992, Mr. Seaman was a management consultant with RJS Associates and Danielson Associates, Inc., Rockville, Maryland, providing consulting to the financial services industry on, among other matters, troubled bank rehabilitation.

     Richard F. Driscoll. Mr. Driscoll has been Executive Vice President, Retail and Operations Division of Rockland since March 1992. Prior thereto, Mr. Driscoll served as Executive Vice President--Dealer Lending Division of Fleet Bank--Massachusetts, N.A. from July 1991 to March 1992.

     Ferdinand T. Kelley. Mr. Kelley has served as Executive Vice President, Commercial Lending Division of Rockland, since February 1993. Prior thereto, Mr. Kelley served as Senior Vice President and Credit Administrator of Multibank Financial Corp., Dedham, Massachusetts, from August 1992 to January 1993. From February 1990 to July 1991, Mr. Kelley was the Regional President of the Worcester Region (Central Massachusetts) of Bank of New England, N.A., and continued in that position with Fleet Bank of Massachusetts, N.A., from July 1991 to August 1992 following the Bank of New England's acquisition by Fleet Bank.

     Debra A. Charbonnet. Ms. Charbonnet has served as Executive Vice President, Trust and Financial Services Division of Rockland Trust since October 1997. Prior thereto, Ms. Charbonnet was Vice President, Chief Fiduciary Officer and Head of Trust Administration for Fidelity Personal Trust Services in Boston, Massachusetts from 1995 to 1997. From 1987 to 1995, Ms. Charbonnet was Vice President and Manager, Personal Trust Division, of Shawmut National Corporation, Hartford, Connecticut.

     Raymond G. Fuerschbach. Mr. Fuerschbach has served as Senior Vice President, Human Resources Division of Rockland, since April 1994. Prior thereto, Mr. Fuerschbach had been Vice President and Human Resource Officer of Rockland since November 1992. From January 1991 to October 1992, Mr. Fuerschbach served as Director of Human Resources for Cliftex Corp., New Bedford, Massachusetts, a tailored clothing manufacturer.


                                  OTHER MATTERS
                                 (Notice Item 2)

     The proxy confers discretionary authority with respect to any other business which may come before the Annual Meeting, including rules for the conduct of the Annual Meeting. The Board of Directors knows of no other matter to be presented at the Annual Meeting. It is the intention of the persons named as proxies to vote the shares to which the proxies relate according to their best judgment if any matters not included in this proxy statement do properly come before the Annual Meeting, unless the contrary is indicated.

                             EXECUTIVE COMPENSATION

Report of the Compensation and Stock Option Plan Committees on Executive Compensation During Fiscal 1997

     The executive compensation program of the Company and its subsidiaries has four primary components: base salary, annual cash incentive compensation, long term compensation (equity based opportunities) and benefits. The base salary, cash incentives and benefits are administered by the Compensation Committee of the Bank. The equity based opportunities are administered by the Stock Option Plan Committee of the Company. The composition of these Committees includes the outside directors of the Company or the Bank over whose names this report has been made. The Committees strive to balance short and long term bank performance and shareholder returns in establishing performance criteria. The Committees evaluate executive compensation against these performance criteria and competitive executive pay practices before determining changes in base salary, the amount of any incentive payments, option awards and other benefits.

     In 1997, the Compensation Committee engaged performance compensation consultants, Sibson and Company to review the Bank's performance based cash compensation program for senior executives and other officers of the Bank. Sibson's review encompassed total compensation, peer compensation levels, and the linkage between cash incentive compensation, plan results, and bank performance. Sibson found that Rockland's compensation program is competitive and has supported performance improvement in the Bank. Sibson's recommendations were incorporated in the 1997 cash incentive compensation program. Final determination of cash incentive awards for 1997 performance will be principally based on the Company's return on average assets and measures of asset quality as compared to appropriate groups of peer financial institutions. Year-end data for peer groups are typically not available until the end of March and final 1997 cash incentive compensation plan determinations are made at that time.

     During 1995, the Compensation Committee engaged SNL Compensation Services, Inc. of Virginia ("SNL") to conduct a total remuneration review of the Bank's executive compensation program. SNL examined all components of executive compensation and the relative emphasis of short term and long term elements of the compensation program. SNL compared Rockland's total remuneration of each executive officer to a peer group of commercial banks in New England and upstate New York. SNL reported that the Committee had established a well coordinated executive compensation structure and a solid framework for compensating executive officers. In their report, SNL indicated that Rockland had struck an appropriate balance between the elements of its compensation program; effectively linking executive pay to strategic bank objectives and shareholder results.

     In early 1993, the Compensation Committee engaged Hay Management Consultants ("Hay") to assist in establishing base salary ranges for the Bank's senior executives. Hay conducts market analyses of cash compensation and uses its proprietary job evaluation process to recommend salary ranges that reflect competitive factors as well as maintain internal equity. The Hay process is used by management to establish base salary ranges for most officer positions in the Bank. In January of each year prior to the annual merit reviews of base pay, Hay makes recommendations for competitive adjustment to salary ranges. Hay's recommendation of a 3.5% increase to base ranges was approved by the Committee and implemented in March 1997.

     In determining the level of compensation for the Chief Executive Officer ("CEO") of the Bank, the Compensation and Stock Option Plan Committees review the actual performance of the Company as compared to the business plan objectives and peer financial institutions' performance. The salary paid to Mr. Philipsen was increased effective April 1997, a performance bonus was awarded (upon completion of the review of the CEO's 1996 performance in March 1997) and stock options were granted in December 1997. Mr. Philipsen's 1997 performance objectives included profitability against forecast, new business generation, positioning the Company to effectively compete within its market in the future, and performance of the Bank in comparison to appropriate groups of peer financial institutions as well as conversion of the Company's data processing systems. The review of the CEO's performance for 1997 was conducted at executive sessions of the Board of Directors' meetings in July 1997 and again in January 1998. The review will be completed by the Compensation Committee in March 1998.

     In 1994, the Compensation Committee reviewed the objectives of the Bank's qualified and non-qualified retirement plans in light of the Congressional Omnibus Budget Reconciliation Act of 1993 provisions as they affect qualified retirement plan benefits. As a result of such review, the Committee established that the objective of the Bank retirement program is to replace from all Company funded sources, inclusive of social security, approximately 60% of the average of the highest five year annual covered compensation for a full 25 year career, with proportionate reductions for less than a 25 year career. To accomplish this objective for Mr. Philipsen, in December 1994, the Committee authorized a supplemental retirement program utilizing a split dollar insurance arrangement.

     Of the other executive officers named in the Summary Compensation Table, Messrs. Spence, Seaman, Driscoll and Kelley were also granted salary increases and a performance bonus by the Compensation Committee effective April 1997, based on the Bank's improved results and individual performance within the framework of the salary ranges established using the Hay process and the Bank cash incentive compensation performance program. In October 1997, Mr. Seaman's salary range and base salary compensation was increased as a result of the added responsibilities resulting from the sale of certain Trust Preferred Securities by an affiliate of the Company and an analysis of peer Chief Financial Officer compensation levels as conducted by Hay Management Consultants. 1997 performance evaluations for these officers will be completed in March 1998. To accomplish the objectives of the Bank's retirement program as stated above, in 1995 the Committee authorized a supplemental retirement program for Messrs. Seaman, Driscoll, Kelley, and in 1997 for Ms. Charbonnet utilizing a split dollar insurance agreement, the expenses of which are shown in the Summary Compensation Table.

     Each of the executive officers of the Bank named in the Summary Compensation Table received stock options in December 1997. Each option, as disclosed in the Summary Compensation Table, provides the right to purchase a fixed number of shares at the market price on the day of the grant. The number of shares granted to each executive officer in 1997 reflects the Committee's assessment of the individual's relative contribution to the Company, the long term compensation practices prevalent in the industry, the impact of such options on shareholder dilution, and the number of options granted to the executive officer in previous periods.


Respectfully submitted by the                                    Respectfully submitted by the
  Compensation Committee of                                        Stock Option Plan Committee
  Rockland:                                                        of the Company:

W. Paul Clark                   Donald A. Atkins (1)             W. Paul Clark
Richard H. Sgarzi               Benjamin A. Gilmore (1)          Robert J. Spence
Thomas J. Teuten                Kevin J. Jones (1)               Thomas J. Teuten
Robert J. Spence


February 26, 1998

(1) Rotating members.

     Summary Compensation Table. The Summary Compensation Table set forth below includes individual compensation information on the Chief Executive Officer and the four other most highly compensated executive officers of the Company and/or its subsidiary whose total annual salary and bonuses exceeded $100,000 for 1997.


                           SUMMARY COMPENSATION TABLE



                                                                             Long Term
                                                                           Compensation
                                                                              Award
                                                                            Securities           All
                                                                            Underlying          Other
                                                     Annual                Stock Option      Compensation
Name and Principal Position           Year      Compensation (1)           (# of Shares)        (3)(4)
--------------------------------------------------------------------------------------------------------
                                              Salary           Bonus
                                              ------           -----
John F. Spence, Jr.,                  1997   $110,727             (2)         7,050                 --
   Chairman Chief Executive           1996    100,150          39,700         6,600                 --
   Officer and Director               1995     93,867          33,100         6,450                 --

Douglas H. Philipsen                  1997   $313,115             (2)        17,900            $69,823
   President and Director             1996    290,669         107,100        17,275             71,475
                                      1995    269,231          86,600        16,850             72,469

Richard J. Seaman                     1997   $133,542             (2)        10,325            $24,962
   Chief Financial Officer            1996    120,293          32,800         8,300             24,700
   and Treasurer                      1995    112,930          24,500         7,125             24,640

Richard F. Driscoll                   1997   $176,722             (2)        10,850            $89,596
   Executive Vice President           1996    167,831          41,400        10,475             90,933
   Retail & Operations Division
   of Rockland                        1995    155,398          35,000        10,200             92,040

Ferdinand T. Kelley                   1997   $176,937             (2)        10,850            $67,350
   Executive Vice President
   Commercial Lending Division        1996    168,631          41,400        10,475             68,408
   of Rockland                        1995    155,398          35,000        10,200             69,257


(1) Does not include the dollar value of certain perquisites and personal benefits, the aggregate amount of which is the lesser of $50,000 or 10% of the total annual salary and bonus shown above.

(2) Performance based compensation for Messrs. Spence, Philipsen, Seaman, Driscoll, and Kelley for fiscal 1997 results are estimated to be within 10% of $53,000, $148,110, $56,530, $59,870, $59,870 respectively. The final determination of these amounts will be made in early 1998 and such amounts will be disclosed in the Proxy Statement for the next meeting of stockholders.

(3) Includes the 401(k) Company matching contributions on behalf of these executive officers. 1997--Mr. Philipsen $4,750, Mr. Seaman $4,018, Mr. Driscoll $4,750, and Mr. Kelley $4,750; 1996-- Mr. Philipsen $4,750, Mr. Seaman $3,596, Mr. Driscoll $4,750 and Mr. Kelley $4,750; and 1995--Mr. Philipsen $4,620, Mr. Seaman $3,387, Mr. Driscoll $4,620 and Mr. Kelley $4,620.

(4)  1997--Consists of $65,073, $20,944, $84,846, and $62,600 in the aggregate
     (premium for term life portion and present value of the benefit to Messrs. Philipsen, Seaman, Driscoll and Kelley, respectively) related to the purchase of a split dollar life insurance policy for the named executive; 1996--$66,725, $21,104, $86,183, and $63,658 for Messrs. Philipsen, Seaman,
     Driscoll and Kelley, respectively and 1995--$67,849, $21,253, $87,420, $64,637 for Messrs. Philipsen, Seaman, Driscoll and Kelley, respectively. These policies provide supplemental retirement benefits for the executive as discussed in the Executive Compensation section. Under the split dollar agreements the Company has a surety interest in the death benefits or cash surrender value under the policy equal to the amount of premiums paid by the Company.

     Option Grants in Last Fiscal Year. The following table sets forth individual grants of options that were made during the last fiscal year to the executive officers named in the Summary Compensation Table. This table is intended to allow stockholders to ascertain the number and size of option grants made during the fiscal year, the expiration date of the grants and the potential realizable value of such options assuming that the market price of the underlying security appreciates in value from the date of grant to the end of the term (ten years) at assumed annualized rates of 5% and 10%.



                                                                              Potential Realizable
                                        Percent of                                  Value at
                                           Total                                 Assumed Annual
                            Number of     Options                             Rates of Stock Price
                           Securities   Granted to                                Appreciation
                           Underlying    Employees   Exercise   Expiration         for Option
           Name              Option       in 1997      Price     Date (4)             Term
----------------------------------------------------------------------------------------------------
                                                                                  5%         10%
                                                                               --------    --------
John F. Spence, Jr.          7,050 (1)      5.6%      $17.7188   12/17/2007    $ 78,560    $199,086

Douglas H. Philipsen        17,900 (2)     14.2%       17.7188   12/17/2007     199,464     505,482

Richard J. Seaman           10,325 (3)      8.1%       17.7188   12/17/2007     115,054     291,570

Richard F. Driscoll         10,850 (3)      8.6%       17.7188   12/17/2007     120,904     306,395

Ferdinand T. Kelley         10,850 (3)      8.6%       17.7188   12/17/2007     120,904     306,395


(1) One-third of such options become exercisable six months and one day following December 19, 1997, one-third of such options become exercisable on January 2, 1999 and one-third of such options become exercisable on January 2, 2000, unless the holder thereof is, following a change of control, terminated without cause (as defined in the Option Agreement) or resigns for good reason (as defined in the Option Agreement), in which case, all of such options become immediately exercisable and remain so for three months following such termination.

(2) All of these options become exercisable six months and one day following December 19, 1997.

(3) One-third of such options become exercisable six months and one day following December 19, 1997, one-third of such options become exercisable on January 2, 1999 and one-third of such options become exercisable on January 2, 2000, unless the holder thereof is terminated without cause (as defined in the Option Agreement) or resigns for good reason (as defined in the Option Agreement), in which case, all of such options become immediately exercisable and remain so for three months following such termination.

(4) All of these options may expire earlier than December 17, 2007 under certain circumstances involving termination of employment, disability or retirement of the option holder.

     Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values. The following table sets forth, with respect to the executive officers named in the Summary Compensation Table, information with respect to the aggregate amount of options exercised during the last fiscal year, any value realized thereon, the number of unexercised options at the end of the fiscal year (exercisable and unexercisable) and the value with respect thereto.



                              Shares                                                    Value of Unexercised
                           Acquired on     Value         Number of Unexercised          in the Money Options
           Name              Exercise     Realized    Options at Fiscal Year End       at Fiscal Year End (1)
---------------------------------------------------------------------------------------------------------------
                                                      Exercisable    Unexercisable  Exercisable   Unexercisable
                                                      -----------    -------------  -----------   -------------
John F. Spence, Jr.           10,000     $  133,750       17,500         13,600      $212,431        $ 68,011

Douglas H. Philipsen         109,000      1,373,375       78,275         17,900       935,356          11,746

Richard J. Seaman             10,000        117,500       32,667         18,233       424,740          82,846

Richard F. Driscoll            5,000         67,188       35,392         21,233       443,284         107,579

Ferdinand T. Kelley            5,100         37,194       42,792         21,233       549,659         107,579


(1) Based upon a closing market price for the Company's Common Stock as of December 31, 1997 of $18.375.


             RETIREMENT PLAN FOR EMPLOYEES OF ROCKLAND TRUST COMPANY



Final Average
Compensation                                       Years of Service
-------------               ------------------------------------------------------------
                              10         15          20         25        30        35
                            -------    -------    -------    -------   -------   -------
$ 50,000                     $8,095    $12,143    $16,190    $20,238   $21,488   $22,738
$100,000                    $18,095    $27,143    $36,190    $45,238   $47,738   $50,238
$150,000                    $28,095    $42,143    $56,190    $70,238   $73,988   $77,738
$160,000 and higher         $30,095    $45,143    $60,190    $75,238   $79,238   $83,238



     Defined Benefit Pension Plan. In 1994 the Rockland Trust Retirement Plan (the "Plan") formula was amended for participants who retired in 1995 and subsequent years of service. The annual normal retirement benefit under the Plan is equal to (a) 2.0% of final average compensation less (b) .65% of covered compensation as defined for Social Security purposes ("Covered Compensation") times (c) years of service to 25. For participants who had completed 20 or more years of service at

December 31, 1994 an additional benefit of .5% times final average compensation times service in excess of 25 years but not exceeding ten additional years is provided.

     Examples of approximate annual benefits at normal retirement under the formula are shown above using the 1997 Covered Compensation amount of $29,304 for the offset percentages of the Plan. Benefits consider only the first $160,000 of compensation earned by an executive. As of December 31, 1997, Messrs. Philipsen, Seaman, Driscoll and Kelley had 6, 5, 6 and 5 years of completed credited service, respectively. As of December 31, 1996, Mr. Spence had 28 years of credited service and as of July 1, 1992, he became a part-time employee and began receiving $73,344 per year in pension benefits.

     The Plan benefit formula for service prior to 1994 is equal to (a) 11/2% of a participant's final average compensation times his credited service up to 10 years; plus (b) 2% of his final average compensation times his credited service in excess of 10 years (provided that not more than 20 years of service shall be considered); plus (c) 1/2% of his final average compensation times his credited service in excess of 30 years (provided that no more than 5 years of service over 30 years shall be considered), less the smaller of (i) or (ii) described as follows: (i) .65% times the participant's years of service up to 35, times the lesser of his average annual compensation or his Covered Compensation; or (ii) 1/2 the sum of (a), (b) and (c) above, substituting the lesser of average annual compensation or Covered Compensation for final average compensation, if less. Plan participants are eligible at normal retirement for the benefit derived from the current formula or, if greater, the benefit for service under the prior Plan formula.

     In January 1997 the Plan was joined with The Financial Institutions Retirement Fund. This merger has provided significant expense reductions which began impacting the Bank in 1997 while continuing to provide the benefit structure discussed above.


Comparative Stock Performance Graph

     The stock performance graph below compares the cumulative total stockholder return of the Company's Common Stock from December 31, 1992 to December 31, 1997 with the cumulative total return of the NASDAQ Market Index (U.S. Companies) and the NASDAQ Bank Stock Index. The lines in the table below represent monthly index levels derived from compounded daily returns that include all dividends. If the monthly interval, based on the fiscal year end was not a trading day, the preceding trading day was used. The index level for all series was set to 100.0 on December 31, 1992.

                Comparison of Five Year-Cumulative Total Returns
                             Performance Graph for
                             INDEPENDENT BANK CORP.


Prepared by the Center for Research in Security Prices
Produced on 01/19/98 including data to 12/31/97

[TABULAR REPRESENTATION OF LINE CHART]



CRSP Total Returns Index For:                12/31/92  12/31/93  12/30/94  12/29/95  12/31/96  12/31/97
-----------------------------                --------  --------  --------  --------  --------  --------
INDEPENDENT BANK CORP.                       100.0     137.0     157.9     227.5     333.4     597.9
Nasdaq Stock Market (US Companies)           100.0     114.8     112.2     158.7     195.2     239.5
Nasdaq Bank Stocks                           100.0     114.0     113.6     169.2     223.4     377.4
SIC 6020-6029, 6710-6719 US & Foreign

     Employment Agreements. In December 1991, Rockland and the Company entered into an employment agreement with Douglas H. Philipsen pursuant to which Mr. Philipsen would serve as President of the Company and President and Chief Executive Officer of Rockland. As amended in 1997, the term of Mr. Philipsen's employment agreement is a rolling 3 years. The agreement provides Mr. Philipsen with a base annual salary of $320,660, which may be increased at the discretion of the Board, the use of a Company-owned automobile, and provides for participation in the various benefit programs provided by the Company, including group life insurance, sick leave and disability, retirement plans and insurance programs. The agreement provides for the establishment by the Company of a Rabbi Trust for the purpose of funding post-retirement tax and other related expenses which may result from the split dollar agreement described in footnote 4 of the Summary Compensation Table and in the report of the Compensation Committee contained elsewhere herein. In the event of a change of control, the Company is obligated to immediately fund the payment of the remaining premiums due with respect to the split dollar agreement. The agreement provides that in the event of an involuntary termination of Mr. Philipsen, by Rockland or the Company, for reasons other than cause, as defined, or resignation by Mr. Philipsen for "good reason," as defined, Mr. Philipsen would (i) continue to receive his base salary for 3 years, and (ii) be entitled to continue to participate in and receive benefits under the Company's group health and life insurance programs for 3 years or at his election to receive a grossed up for taxes bonus payment in an amount equal to the cost to the Company of Mr. Philipsen's participation in such plans and benefits for such three year period. Also, in the event of a termination without cause or a resignation for good reason, all the stock options granted to Mr. Philipsen pursuant to the agreement would remain exercisable for a period of three months following the date of his termination. Resignation for "good reason" under the agreement, means, among other things, the resignation of Mr. Philipsen after (i) the Company or Rockland, without the express written consent of Mr. Philipsen, materially breaches the agreement to his substantial detriment; (ii) the Board of the Company or of Rockland, without cause, substantially changes Mr. Philipsen's core duties or removes his responsibility for those core duties, so as to effectively cause him to no longer be performing the duties of Chief Executive Officer and President of Rockland and President of the Company; (iii) the Board of the Company or of Rockland without cause, places another executive above Mr. Philipsen in the Company or Rockland (except for the current designation of John F. Spence, Jr. as Chief Executive Officer of the Company); or (iv) a change of control, as defined, occurs. Mr. Philipsen is required to give the Company or Rockland, as the case may be, 30 days notice and an opportunity to cure in the case of a resignation effective pursuant to clauses (i) through (iii) above.

     In March 1992, July 1992, October 1994, February 1993, July 1994, and September, 1997 Rockland entered into employment agreements with Richard F. Driscoll, Richard J. Seaman, Raymond G. Fuerschbach, Ferdinand T. Kelley, and Debra A. Charbonnet, respectively, pursuant to which Mr. Driscoll serves as Executive Vice President--Retail Operations Division of Rockland, Mr. Seaman serves as Chief Financial Officer and Treasurer of the Company and Rockland, Mr. Kelley serves as Executive Vice President, Commercial Lending Division, and Senior Commercial Loan Officer of Rockland, Ms. Charbonnet serves as Executive Vice President, Trust and Financial Services Division, and Senior Trust Officer of Rockland and Mr. Fuerschbach serves as Senior Vice President and Human Resources Officer of Rockland. Messrs. Driscoll, Seaman, Kelley, Fuerschbach and Ms. Charbonnet are herein referred to as the Executive(s). Such agreements, as subsequently amended, are terminable at will by either party to each agreement. The agreements provide Messrs. Driscoll, Seaman, Kelley, Fuerschbach and Ms. Charbonnet with annual base salaries of $158,600, $114,500, $158,600, $84,600 and $133,000, respectively, which may be increased at the discretion of the Board of Directors of the Bank. The agreements also provide for the use of a Company-owned automobile (except for Mr. Fuerschbach) and participation in Rockland's various benefit programs, including group life insurance, sick leave and disability, retirement plans and insurance programs. As amended in 1996, the agreements further provide that in the event that any Executive is terminated involuntarily for any reason other than cause, as defined, or if an Executive resigns for "good reason," as defined, he or she would be entitled to continue to (i) receive his or her salary for twelve months (unless such termination or resignation follows a change of control, as defined, in which case the Executive shall receive a lump sum payment equal to 24 months salary) and (ii) participate in and receive benefits under Rockland's group health and life insurance programs for twelve months or, to the extent such plans or benefits are discontinued and no comparable plans or benefits are established, to receive a grossed up for taxes bonus payment equal to the cost to Rockland of the Executive's participation in such plans and benefits for such period (unless such termination or resignation follows a change of control, in which case the Executive shall have the right to participate in and receive such benefits for 24 months, or at his or her election, to receive a grossed up for taxes bonus payment in an amount equal to the cost to Rockland of the Executive's participation in such plans and benefits for such period. In the event of a change of control, the Company is obligated to immediately fund the payment of six years of future premiums due with respect to the split dollar agreement.), during a 30 day window period 12 months following the occurrence of a change of control of the Company (as defined) the Executive has the unqualified right to resign for any reason or for no reason and receive the resignation for good reason benefit provided for following the occurrence of a change of control. In addition, in the event an Executive is terminated involuntarily for any reason other than for cause or if he or she resigns for good reason, all incentive stock options granted to the Executive would immediately become fully exercisable and would remain exercisable for a period of three months following his termination. Resignation for "good reason" under the agreements, means, among other things, the resignation of the Executive after (i) Rockland, without the express written consent of the Executive materially breaches the agreement to the Executive's substantial detriment; or (ii) the Board of Directors of Rockland, or its President and Chief Executive Officer, without cause, substantially changes the Executive's core duties or removes his or her responsibility for those core duties, so as to effectively cause him or her to no longer be performing the duties for which the Executive was hired. The Executives are required to give Rockland 30 days notice and an opportunity to cure in the case of a resignation for good reason.

     Compensation Committee and Stock Option Plan Committee Interlocks and Insider Participation. During 1997, Messrs. W. Paul Clark, R. Sgarzi, Robert J. Spence and Thomas J. Teuten, directors of the Company, participated as members of the Compensation Committee of the Bank and/or the Stock Option Plan Committee of the Company in the determination of executive compensation.

     Rockland leases 2,500 square feet of operations space in Rockland, Massachusetts from A.W. Perry, Inc. for which Rockland paid annual total rent of approximately $38,621 for 1997. Rockland leases 1,606 square feet of space for its North Pembroke lending center and 122 square feet of space for an automated teller machine site from Brigantine Village Realty Trust. During 1997, the total rent for these premises was approximately $46,424. Mr. Teuten is the President of A.W. Perry, Inc. and a trustee of Brigantine Village Realty Trust. Mr. Spurr is the Senior Vice President and Treasurer of A. W. Perry, Inc. These amounts did not exceed 5% of that firm's gross revenues for 1997.


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     In August 1989, A.W. Perry, Inc., a real estate developer, and Rockland entered into a joint venture agreement to develop an office building on a parcel of land containing approximately 186,300 square feet located in Hanover, Massachusetts. Mr. Teuten, a director of the Company, and Mr. Spurr, a director of Rockland, are President and Senior Vice President and Treasurer of A.W. Perry, Inc., respectively. Rockland's Trust and Financial Services Division is located in this office building. Rental payments for this property in 1997 were approximately $296,635. These amounts did not exceed 5% of that firm's gross revenues for 1997. In November 1997 the aforementioned joint venture entered into a triplet net, 99 year ground lease with A.W. Perry with respect to a portion of such land (on which a separate building had been constructed). All of the base rent due with respect to such lease ($450,000) was paid to the joint venture upon execution of the lease. In November 1997, the joint venture made a distribution of such proceeds to Rockland and A.W. Perry, in accordance with their respective 50% joint venture interests.

     Rockland provides custodial and trust account services to Burns & Levinson LLP, a law firm of which Mr. Levinson is a partner. During the year ended December 31, 1997, Burns & Levinson LLP paid approximately $112,126 to Rockland for such services. Burns & Levinson LLP furnished legal services to the Company and the Bank for which it received fees that did not exceed 5% of that firm's gross revenues for 1997. It is anticipated that Burns & Levinson LLP will continue to furnish such legal services in the future.

     During 1997, Rockland paid Paul Clark, Inc. of which Mr. Clark, a director of the Company, is President, $75,668 for repair services, storage and sales performed for Rockland on vehicles which Rockland repossessed from defaulted borrowers, and the purchase by Rockland of one automobile. These amounts did not exceed 5% of that firm's gross revenues for 1997.

     Rockland leases the 2,500 square feet of space at which its Kingston branch is located from Kingston Associates for which Rockland paid total rent of approximately $44,509 in 1997. Rockland leases the 2,195 square feet of space at which its Whitman branch is located from Whitman Associates for which Rockland paid total rent of approximately $25,729 in 1997. The 2,400 square foot Middleborough Square facility is leased from Middleborough Associates for which Rockland paid total rent of approximately $59,884 in 1997. The 2,400 square foot Cranberry Plaza branch in Wareham is leased from the Darman-Tedeschi Trust for which total rent of approximately $45,343 was paid in 1997. Rockland leases 1,800 square feet at which its Rockland Plaza branch is located from the Rockland Plaza Inc. Nominee Trust for which Rockland paid a total rent of approximately $23,987 in 1997. Rockland leases 2,600 square feet at which its Hanover branch is located from Tedeschi Realty Corporation for which Rockland paid a total rent of approximately $25,225 in 1997. Mr. Brian S. Tedeschi, a director of the Company, is affiliated with each of the foregoing lessors.

     In the opinion of management of the Company, the terms of the foregoing transactions were no less favorable to the Company than those it could have obtained from an unrelated party providing comparable premises or services.

     Certain Other Transactions. Some of the directors and executive officers of the Company, as well as members of their immediate families and the companies, organizations, trusts, and other entities with which they are associated are, or during 1997 were, also customers of Rockland in the ordinary course of business, or had loans outstanding from such bank during 1997, including loans of $60,000 or more, and it is anticipated that such persons and their associates will continue to be customers of and indebted to Rockland in the future. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons and, where required by law, were prior approved by the respective Board of Directors of Rockland. At December 31, 1997, such loans amounted to approximately $17 million (18.3% of total stockholders' equity). None of these loans to directors, executive officers, or their associates are nonperforming.

     In the opinion of management of the Company, the terms of the foregoing transactions were no less favorable to the Company than those it could have obtained from an unrelated party providing comparable premises or services.


                             INDEPENDENT ACCOUNTANTS

     The Board of Directors selected the firm of Arthur Andersen LLP to serve as independent auditors of the Company for 1998. Arthur Andersen LLP served as independent auditors for the Company during 1997. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if he or she so desires.


         SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     Any proposal which a stockholder wishes to have presented for consideration by all of the Company's stockholders at the next annual meeting of stockholders of the Company will be required pursuant to Rule 14a-8 under the Exchange Act to deliver the proposals to the Company on or prior to November 7, 1998. Please forward any stockholder proposals to the Clerk, Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370.


                            EXPENSES OF SOLICITATION

     The Company will bear the cost of preparing, assembling and mailing the Notice, proxy statement and form of proxy for the 1998 Annual Meeting of Stockholders. Solicitation of proxies will be made primarily through the use of mails, but regular employees of Rockland may solicit proxies by personal interview or by telephone without additional compensation therefor. The Company will also provide persons, firms, banks and corporations holding shares in their names, or in the names of their nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and reimburse such record holders for their reasonable expenses in so doing. In addition, the Company has retained Corporate Investor Communications, Inc., Carlstadt, New Jersey, a professional proxy solicitation firm, to assist in the solicitation of proxies. The fee for such services is $4,000 plus certain additional charges and reimbursement for out-of-pocket expenses.


                                 ANNUAL REPORTS

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1997 is being mailed with this proxy statement to all stockholders of the Company.


                                    Page 23
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                                   10-K REPORT

     Upon receipt of a written request, the Company will furnish to any stockholder, without charge, a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1997, and a list of the exhibits thereto, which is required to be filed with the Securities and Exchange Commission under the Exchange Act. Such written request should be directed to the Clerk, Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370. The Form 10-K is not part of the proxy solicitation material.

                                              By order of the Board of Directors



                                              Linda M. Campion
                                              Clerk


Dated: March 9, 1998




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                                                                IBCCM-PS-98